DISTRIBUTOR AGREEMENT

This Agreement is made and entered into this 7th day of April, 2003 (the "Effective Date"), by and between Wireless Links Inc, a Pennsylvania corporation having its principal place of business at 1050 Wall Street, Suite 202, Lyndhurst, New Jersey 07071 (hereinafter called "WLI"), and Jaguar Investments, Inc. and its affiliates, a Nevada corporation, having its principal place of business at 10400 Griffin Rd., Suite 101, Ft. Lauderdale, Florida 33328 (hereinafter called "Power2Ship") with reference to the following facts:

Whereas WLI is engaged in the design and development, manufacture, importation, distribution, resale, service and support of mobile data and GPS based information products and services;

Whereas Power2Ship is engaged in the business of collecting, processing and disseminating logistics information and providing other transportation-related products and services to shippers and carriers of freight and

Whereas Power2Ship desires to become a distributor of certain of WLI's products and services on the terms and conditions hereinafter set forth.

NOW, THEREFORE; in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto do hereby agree as follows:

1. APPOINTMENT

1.1. WLI hereby grants to Power2Ship the non-exclusive right and license to distribute certain WLI's products and services (the "Products" or "Units") and software programs ("Licensed Programs") to Power2Ship's customers (which are end users) located in North America. "Products" or "Units" in this Agreement are limited to WLI's G3001 GPSLink mobile terminal as defined in Section 1.2. "Licensed Programs" in this Agreement are limited to WLI's MidLink Middleware software and G3001 programming tools. Further, Power2Ship shall also be authorized to resell other WLI products, services and support programs subject to separate written amendments to be made by the parties to this Agreement. WLI reserves the right to add additional products and to delete obsolete or superseded products at any time during the term of this Agreement upon sixty
(60) days prior written notice to Power2Ship.

1.2. G3001 GPSLink is a fully functional device including GPS receiver with an integrated CDPD or GPRS modem including 4 dry contact alarm inputs and one contact output and a DB9 connector for serial connection to a PDA. When integrated with MidLink middleware the G3001 can integrate to any third party software application subject to specifications published from time to time by WLI and available for download from the WLI web site.

1.3. The Products and Licensed Programs shall be sold by Power2Ship to its customers pursuant to WLI's standard warranty and software license agreements.

1.4. Power2Ship may, at any time during the term of this Agreement, assign its rights and obligations under this Agreement to one or more of its subsidiaries in which it owns at least 50.1% of the actual equity of the subsidiary on a fully diluted basis and as long as Power2Ship remains the guarantor for the payments and terms and conditions of this Agreement (individually, a "Subsidiary"). Each Subsidiary shall thereafter have the rights and obligations of Power2Ship hereunder with respect to all terms and conditions of this agreement as if such Subsidiary had entered into this Agreement directly with WLI.

1.5. If Power2Ship merges with another company and/or changes its name, this Agreement will survive the merger and/or name change and the new entity will assume all the rights and obligations of Power2Ship pursuant to this Agreement.

1.6. WLI may, at any time during the term of this Agreement, assign its rights and obligations under this Agreement to any subsidiary in which it owns at least 50.1% of the equity on a fully diluted basis.

1.7. Power2Ship acknowledges that it has already integrated the G3001 packaged with the MidLink middleware into its application tested it and found it to meet its requirements.

2. TERM

2.1. Unless otherwise terminated as provided herein, the initial term of this Agreement shall be three (3) years from the Effective Date and shall thereafter be automatically renewed for subsequent one (1) year periods unless either party notifies the other in writing of its election not to renew the Agreement at least one hundred twenty (120) days prior to the expiration of the then-current term. Should this Agreement be terminated by either party for any reason, the obligations of the parties to each other as set forth herein will survive any termination.

3. PRICES

3.1. Subject to Section 3.6 below the price of the Product, excluding the Licensed Programs, is $[*] per Unit. The total price for both of the Licensed Programs together is $[*] per month per Product ("License Fee"). The License Fee shall begin on the date the Product is shipped to a customer and shall be paid by Power2Ship to WLI by the 7th of each month for the prior month (prorated if the Unit was shipped during the prior month) and shall continue for as long as the Product is active on any wireless network. Notwithstanding the foregoing, Power2Ship is obligated to pay the License Fee to WLI for a minimum of 36 months.

3.2. Once the monthly License Fee for a particular Unit has started, it will continue for a minimum of 36 consecutive months with the only exception being that should Power2Ship uninstall a particular Unit from one customer and install it at another customer, Power2Ship is permitted to suspend the monthly License Fee for that particular Unit for a maximum of 2 months during the life of this Agreement. This suspension of the License Fee is permitted only once per a particular Unit during the life of the Agreement (i.e., the suspension can't occur in two non-consecutive months). Units that are suspended for less than thirty consecutive days are not considered suspended.

3.3. Once Power2Ship has paid WLI the License Fee for a minimum of 36 months for a particular Unit, Power2Ship may discontinue paying the month License Fee only if that particular Unit has been deactivated from the wireless network. If a Unit is deactivated after 36 months and subsequently is reactivated, Power2Ship must restart the payment of the License Fee for as long as that particular Unit remains active on the wireless network.

3.4. The $[*] hardware price per Unit is based on a single order of a minimum of 1000 Units and manufacturing of a minimum 500 Units. At the time of placing the order with WLI, Power2Ship must pay the full purchase price of $[*] per Unit. The delivery time is 8-10 weeks starting with the date the payment is received by WLI.

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RH            JS                                                       6/7/2002
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3.5. To shorten the delivery time to 3-4 weeks, Power2Ship has the option to purchase all the key components for $[*] per Unit and have them stored at no charge by WLI on behalf of Power2Ship so they can be available for immediate manufacturing when Power2Ship places an order. If this option is exercised, when Power2ship places an order to authorize Units to be manufactured it will pay with the $[*] balance per Unit at the time of such order.

3.6. Power2ship has the option to order Units in lower quantities at higher Unit prices as follows: 100 to 299 Unit at $[*]; 300 to 499 Units at $[*] and; 500 to 999 Units at $[*]. The only exception to this will be the first order of 100 Units at a Unit price of $[*] if the order is placed no later than April 4, 2003.

3.7. The Unit prices and monthly License Fees of $[*] can't be increased by WLI under the terms of this Agreement.

3.8. Unless otherwise stated in writing by WLI, all prices quoted shall be exclusive of state and local use, sales and property taxes. Power2Ship agrees to be responsible for any such taxes incurred as a result of its purchase of Products from WLI, unless Power2Ship shall have presented WLI with an exemption certificate.

3.9. Power2Ship may purchase dual antennas with a " screw for the Units from WLI at the following unit prices: $[*] when purchased in quantities of 100 to 499; $[*] when purchased in quantities of 500 to 999 and; $[*] when purchased in quantities of 1000 or more. Terms of payment for the antennas are [*]% upon placing the order with WLI and the balance when the antennas are ready to be shipped to Power2Ship. A lead time of at least four weeks is required for delivery.

3.10. Power2Ship will pay WLI 10% of any activation commissions ("Unit Commissions"), if any, it receives as a result of any Unit activated on a specific wireless network. The payment will be paid on the 7th of every month for any Unit Commissions received by Power2Ship during the previous month. Power2Ship will provide with the payment a report of the total number of activations during the month and the amount received per activation.

3.11. All prices are FOB WLI offices in NJ.

4. RESERVATION OF TITLE; COPYRIGHT; CONFIDENTIALITY

4.1. Licensed Programs are provided solely in executable files. This Agreement does not provide Power2Ship with title or ownership of the Licensed Programs, but only a limited right to sub-license the Licensed Programs. The Licensed Programs are, and shall remain, the property of WLI and certain third-party licensors who have authorized WLI to incorporate their software into the Licensed Programs.

4.2. Power2Ship acknowledges that the programs, software information, and user materials included in the Licensed Programs contain confidential information and trade secrets, which WLI has entrusted to Power2Ship in confidence to use only as expressly permitted by this Agreement. Power2Ship acknowledges that WLI claims and reserves all rights and benefits afforded under federal law in the programs, software information, and user materials included in the Licensed Programs as copyrighted works.

4.3. The MidLink software is licensed to Power2Ship for the exclusive use with WLI's products. Power2ship commits not to connect to WLI's MidLink software using any other wireless devices and /or terminal (s) and /or GPS devices other than WLI branded products.

4.4. Power2Ship shall protect the programs, software information, and user materials included in the Licensed Programs as confidential information and trade secrets. Power2Ship shall not, at any time, disclose such confidential information and trade secrets to any other person, firm, organization, or employee that does not (consistent with Power2Ship's right of use hereunder) need to obtain access to the Licensed Programs. Power2Ship shall devote its best efforts to ensure that all Power2Ship's personnel and all other persons afforded access to the Licensed Programs by Power2Ship protect the Licensed Programs as trade secrets and confidential information and refrain from any use or disclosure in any manner not expressly permitted by this Agreement. These restrictions shall not apply to information (1) generally known to the public or obtainable from public sources; (2) readily apparent from the keyboard operation, visual display, or output reports of the Licensed Programs; (3) previously in the possession of Power2Ship or subsequently developed or acquired without reliance on the Licensed Programs; or (4) approved by WLI for release without restriction.

4.5. Restrictions on Use of Licensed Programs and Products. The programs, software information and user materials included in the Licensed Programs and Products may not be decomposed, reverse engineered, reprinted, transcribed, extracted or reproduced, in whole or in part, without the prior written consent of WLI. Power2Ship shall not in any way modify or alter the Licensed Programs without the prior written consent of WLI.

4.6. Survival of Obligations. Power2Ship's obligations under Section 4 of this Agreement shall survive the termination of this Agreement.

4.7. Specific Performance and Injunctive Relief. Power2Ship agrees and acknowledges that, in the event of any breach directly or indirectly by Power2Ship of any provision of this Section 4, monetary damages will not afford WLI an adequate remedy, and irreparable harm may be presumed. Accordingly, WLI shall be entitled to receive injunctive relief from a court of competent jurisdiction for any such breach by Power2Ship.

4.8. Confidentiality. Power2Ship acknowledges that the Licensed Programs and all copies thereof are proprietary, confidential and a trade secret of WLI and the exclusive title shall remain with WLI. All applicable rights to copyrights, patents, trademarks, trade names, logos and identifying slogans and other intellectual property rights in the products are the exclusive property of WLI and Power2Ship shall not contest such ownership. Power2Ship is committing directly or indirectly not to copy and/or not to reverse engineer any of WLI's software and/or hardware products. Power2Ship shall be responsible for any breach of this Section by its employees, agents, subcontractors or consultants. WLI acknowledges that the conceptual functionality of its Unit is in the public domain and this paragraph does not cover the Unit's actual functionality. But this Section 4.8 shall apply to the proprietary WLI implementation and technology.

5. ORDER PROCEDURE AND MANDATORY REPORTS BY POWER2SHIP

5.1. Power2Ship shall place individual written purchase orders for Products from time to time during the term of this Agreement. Each purchase order placed by Power2Ship shall contain the following minimum information: (i) identification of each Product ordered by model number, quantity and price; (ii) shipping instructions and destinations; and (iii) requested delivery date for each Product. Power2Ship will pay for shipping cost from WLI offices in NJ to any destination.

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RH            JS                                                          Page 2

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5.2. Any Units shipped by WLI directly to a customer of Power2ship as per
Power2Ship's instruction is considered activated at the date of the shipment and the $[*] monthly License Fee will start as of that date .

5.3. Once an order is placed by Power2Ship, such order can't be cancelled and delivery dates for Units can't be rescheduled.

5.4. When Products are ordered for the GPRS network, Power2Ship must provide one SIM card for every Unit ordered within a maximum of two weeks from the date of order. The Sim Cards have to be placed and tested in the Unit as they are being manufactured at the factory. Failure to provide the SIM cards in time will require re-opening and re-test of the Units in the US at a cost of $[*] per Unit to be paid by Power2Ship.

5.5. Every Unit has a serial number. Power2Ship must provide WLI with a weekly report listing the serial number of every Unit shipped to a customer during the prior week.

5.6. Power2Ship must provide a separate weekly report to WLI that lists the serial number of any Units suspended during the prior week and that includes the SIM # and ID, date of return, name of returning customer and reason for return.

5.7. Power2Ship must provide a separate weekly report to WLI that lists the serial number of any Units reactivated (i.e., after having previously been suspended) during the prior week.

5.8. The weekly reports in Section 5.5, 5.6 and 5.7 must be sent to WLI every Monday. The weekly reports are to be sent in Excel file format via e-mail. The report must be sent even if there is no activity during the prior week.

5.9. Power2Ship must provide WLI with a complete copy of its monthly airtime bill for the Units as received by the respective wireless operators (T-Mobile, Verizon, AT&T, etc.). Power2Ship is required to keep all the WLI Unit activations on every wireless network on a separate account from any other vendor's brand used by Power2Ship. Every such monthly invoice (one per operator) must be submitted to WLI within 7 days from the date it is received by Power2Ship and the invoice must include all pages listed on the invoice (example 7of 7 pages). Power2Ship's Chief Executive Officer or Chief Financial Officer must confirm in writing to WLI every quarter that the account numbers under which the WLI Units are being activated on the various networks are the only accounts under which the WLI units are activated.

6. DELIVERY, TITLE AND RISK OF LOSS

6.1. Delivery shall be F.O.B. WLI's facility in Lyndhurst, New Jersey. WLI shall use its reasonable efforts to deliver Products to Power2Ship on the date of delivery specified by Power2Ship. WLI will use its reasonable efforts to notify Power2Ship of any delays in scheduled delivery dates.

6.2. Title to the Products and the risk of loss or damage shall pass to Power2Ship upon delivery of the Products to Power2Ship or its shipping company of choice. In the event of any loss of or damage to the Products following delivery to the carrier, WLI shall, upon request, cooperate with Power2Ship in connection with the proof of loss claim presented by Power2Ship to the carrier and/or insurer.

6.3. Power2Ship shall bear the entire risk of loss or damage to the Units and any other equipment purchased from WLI (collectively the "Equipment") after installation of the Equipment in the customers' vehicles. The occurrence of any such loss or damage shall not permit Power2Ship to delay or reduce the payment of any fees prescribed under this agreement unless Power2Ship presents WLI with proof of a claim to an insurance company and, in such case, Power2Ship should replace the lost or damaged Equipment within a maximum of 60 days and resume the payment of monthly License Fees to WLI. Power2Ship is advised to obtain and maintain property and casualty insurance for the Equipment against all risks of loss or damage. The amount of such insurance shall not be less than the replacement cost of the Equipment.

6.4. Power2Ship is responsible for maintaining and storing in a safe and secure location backup copies of all data files Power2Ship may place in the System. In no event shall WLI be liable for loss or destruction of Power2Ship's data files for any reason.

7. PAYMENT

7.1. Power2Ship must pay WLI for the Products in full on the day it submits a PO (i.e., the PO is not valid unless accompanied by payment in full).

7.2. The payment of the optional antenna is 50% with the purchase order and 50% when the antennas are ready to be shipped to Power2Ship.

7.3. Monthly License Fees must be paid no later then the 7th of the month for all Units active during the previous month. For example, on the 7th of July Power2Ship will pay for Units that were active in June.

7.4. The purchase price for the Unit does not include repair beyond the first year limited warranty. The renewal of the limited warranty after the first year is at the option of the customer, but in any case, Unit failure does not relieve Power2Ship of its obligation to pay the monthly License Fees to WLI for that Unit. The first year limited warranty starts on the day of the activation of the Unit on a wireless network. As a distributor, Power2Ship should keep a minimum number of Units in stock for immediate replacement for its customers.

7.5. This Agreement is separate and apart from the contract between Power2Ship and its customer. Failure of the customer to pay Power2Ship, for whatever reason, does not affect the obligation of Power2Ship to pay its contractual obligations to WLI.

7.6. If an invoice is past due by more than 30 days, WLI may discontinue providing technical support to Power2Ship until the invoice is paid. If Power2Ship does not make payment of any amount due and payable hereunder within 60 days of the date of invoice, WLI (without prejudice to any other remedy) shall be entitled to interest on all past due amounts at the lower of eighteen percent (18%) per annum or the highest rate permitted by law, plus reimbursement of all costs incurred in collecting such amounts, including court costs and reasonable attorney fees.

8. LICENSED SOFTWARE ACCESS AND AUDIT

8.1. Should a dispute occur concerning the number of Units that Power2Ship has activated with its customer, WLI may designate an independent certified public accountant who may audit Power2Ship's books and records concerning sales of Units and of Licensed Software under this Agreement. Said examination shall be at WLI's sole cost and expense during normal business hours and upon reasonable notice, and may not be conducted more than once annually; provided, however,
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that if such audit reveals an underpayment by Power2Ship of more than 10% for the period audited, Power2Ship shall pay WLI's actual costs and expenses for performing such audit.

8.2. WLI, at its own discretion, may visit Power2Ship's warehouse at normal business hours to verify the actual number of Units in inventory and/or the number of Units suspended.

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RH            JS                                                          Page 3

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8.3. Power2Ship commits to allow WLI free access to its MidLink software via the
Internet for ongoing maintenance and updates.

9. PRODUCT INFORMATION OBLIGATIONS

9.1. Product Descriptions and Technical Support Requirements. WLI shall provide Power2Ship with integration documentation and programming information for its Unit.

9.2. Warranty Return Procedure. WLI's warranty return procedure is set forth in Exhibit A.

10. TECHNICAL INFORMATION AND SERVICES

10.1. WLI shall provide, at no cost to Power2Ship, reasonable training, including but not limited to, training of Power2Ship's sales and technical personnel, to enable Power2Ship to meets its obligations under this Agreement, including its obligation to provide service or support to end-users following termination of this Agreement.

10.2. Power2Ship is committed to provide technical support and service for WLI's Products sold by Power2Ship to its customers.

10.3. Power2Ship will receive the first customer call and will have to maintain a minimum inventory level of spare Units to service its customers within 48 hours. WLI will support an end-user only upon Power2Ship's request and only after Power2Ship has tried to provide the support and has failed to fix the problem. WLI will not be involved in any end-user training.

10.4. Power2Ship will maintain a minimum level of inventory of the Product for service purposes, which the parties estimate to be 1% of the aggregate number of Units active on any wireless network at any given time.

11. WARRANTY AND INDEMNIFICATION

11.1. WLI warrants the Products pursuant to the terms of its hardware limited warranty and limited software warranty set forth in Exhibit B hereto. Subject to the terms and conditions of Exhibit A, WLI agrees, in its sole discretion, to repair or replace at its sole cost and expense, any defective Products or parts thereof which are returned to it within the applicable warranty period, provided that the Products have not been altered or repaired other than with authorization from WLI and by its approved procedures; that the Products have not been subjected to misuse, improper maintenance, negligence or accident; that the Products have not been damaged by excessive physical or electrical stress; and that the Products have not had their serial number or any part thereof altered, defaced or removed.

11.2. The warranty and remedies set forth in Exhibit B are exclusive and in lieu of any other warranties or remedies, express or implied, including the implied warranties of merchantability and fitness for intended or particular purpose. The liability of WLI to Power2Ship for any claim whatsoever related to the Products or the Licensed Programs or this Agreement, including any cause of action in contract, tort, or strict liability, shall not exceed the total amount payable under this Agreement by Power2Ship to WLI within the most recent six-month period for the Licensed Programs (if such claim relates to the Licensed Programs), or for the WLI Products (if such claim relates to the WLI Products). Under no circumstances shall WLI be liable to Power2Ship or to any other person or entity for any incidental, special or consequential damages whether arising out of breach of warranty, breach of contract or otherwise even if WLI has been advised of the possibility of such claims or demands.

11.3. To the extent not otherwise provided herein, WLI agrees to defend, indemnify and hold harmless Power2Ship from and against (a) any claim by a third party that a Product supplied hereunder did not conform to WLI's warranty when received by Power2Ship or that WLI failed on request to provide warranty service in accordance with WLI's applicable warranty statement or (b) any claim arising under Section 14 of this Agreement. Power2Ship shall be reimbursed for any actual loss, liability or damage suffered or incurred by Power2Ship and for all reasonable costs and expenses (including reasonable attorneys' fees) incurred by Power2Ship in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this provision provided that Power2Ship immediately notifies WLI as to the institution of such suit, gives or obtains for WLI such authority as may be necessary for WLI to defend same, and supplies WLI such further information and assistance for the defense thereof as WLI may reasonably require and request. WLI shall have no obligation under this section, and shall have no liability to Power2Ship, if such claim arises due to the alteration or modification of any Product without the prior written consent of WLI.

11.4. Power2Ship shall defend, indemnify and hold harmless WLI from all liability and claims whatsoever for any injury to persons or property or for any loss, expense, or damage incurred by any of Power2Ship's personnel or invitees or by any other person or party (except agents or employees of WLI) arising as a result of or in connection with Power2Ship's acquisition or use of the Products and Licensed Programs or WLI 's performance of its obligations or exercise of its rights hereunder except for those claims which are the result of the willful acts or gross negligence of WLI.

12. INTELLECTUAL PROPERTY RIGHTS INDEMNIFICATION

12.1. WLI represents and warrants that: (i) it owns all right, title and interest in and to the Products necessary to enter into and perform its obligations to Power2Ship hereunder, and (ii) no Product or Licensed Programs sold to Power2Ship during the term of this Agreement, nor the use of any such Product or Licensed Program, nor anything in or contemplated by this Agreement, infringes upon the Intellectual Rights (as defined herein) of any other person or entity, and no suit or proceeding is pending or threatened alleging that any Product or Licensed program, or the use thereof, infringes upon any Intellectual Rights. As used herein, the term "Intellectual Right" means any rights relating to any trademark, trade name, service mark, copyright, patent, trade secret or other proprietary right.

13. USE OF TRADEMARKS

13.1. Power2Ship shall not acquire any right to or interest in any trademark or trade name owned or used by WLI. Power2Ship may use for purposes of this Agreement such trademarks and trade names as appear on the Products and on promotional materials therefore when received by Power2Ship from WLI.

13.2. Power2Ship acknowledges that WLI and its affiliates are the owners and/or licensees of the trademarks, service marks, commercial symbols and trade names used by WLI. Power2Ship shall not contest the right of WLI and its affiliates to the use of any trademarks, service marks, commercial symbols or trade names used or claimed by WLI.

13.3. All WLI's use of Power2Ship's company name, logos, trademarks or other registered identifiers must meet Power2Ship's corporate communications standards and must have Power2Ship's written approval prior to such use by WLI. All Power2Ship's use of WLI's company name, logos, trademarks or other registered identifiers must meet WLI's corporate communications standards and must have WLI's written approval prior to such use by WLI.

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RH            JS                                                          Page 4

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13.4. Power2Ship shall have the right to place its trademarks on the Products but shall not obscure any WLI trademarks.

14. TERMINATION

14.1. Termination for Cause by WLI WLI may, upon written notice, terminate this Agreement at any time in the event that (a) Power2Ship defaults or otherwise fails to perform any obligation, warranty, duty, responsibility or other term or condition of this Agreement, including failure to make a payment when due and such default or failure continues unremedied for a period fifteen (15) days after such notice; (b) Power2Ship ceases permanently to carry on its present business, except as a result of a bona fide reorganization in the course of which the Agreement is transferred to a successor company of equal or greater financial resources carrying on substantially the same business; (c) Power2Ship makes an assignment for the benefit of creditors; or admits in writing its inability to pay debts as they mature; or a trustee or receiver of Power2Ship, or of any substantial part of Power2Ship's assets, is appointed by any court; or a proceeding is instituted by or against Power2Ship under any provision of the United States Bankruptcy Code or any other law affecting the rights of creditors and such proceeding is acquiesced in or is not dismissed within sixty (60) days; or (d) WLI's continued performance under this Agreement would cause it to be in violation of (i) any order of any court or regulatory agency having jurisdiction over WLI, or (ii) any law, statute, ordinance or regulation to which WLI is subject.

14.2. Termination for Cause by Power2Ship. Power2Ship may, upon written notice, terminate this Agreement at any time in the event that (a) WLI defaults or otherwise fails to perform any obligation, warranty, duty, responsibility or other term or condition of this Agreement, including failure to pay a refund when due and such default or failure continues unremedied for a period fifteen
(15) days after such notice; (b) WLI ceases permanently to carry on its present business, except as a result of a bona fide reorganization in the course of which the Agreement is transferred to a successor company of equal or greater financial resources carrying on substantially the same business; (c) WLI makes an assignment for the benefit of creditors; or admits in writing its inability to pay debts as they mature; or a trustee or receiver of WLI, or of any substantial part of WLI's assets, is appointed by any court; or a proceeding is instituted by or against WLI under any provision of the United States Bankruptcy Code or any other law affecting the rights of creditors and such proceeding is acquiesced in or is not dismissed within sixty (60) days; or (d) Power2Ship's continued performance under this Agreement would cause it to be in violation of
(i) any order of any court or regulatory agency having jurisdiction over Power2Ship, or (ii) any law, statute, ordinance or regulation to which Power2Ship is subject.

14.3. Termination of this Agreement shall not release either party from the obligation to pay any sums to the other party whether then or thereafter due or operate to discharge any liability which has been incurred prior to the effective date of such termination.

14.4. Upon expiration of this Agreement or termination by either party, Power2Ship may sell off any remaining inventory of the Products or Licensed Software acquired prior to termination.

14.5. Neither party shall be liable to the other party for any special, incidental, or consequential damages arising in connection with, or out of termination of, this agreement.

15. NOTICES

Any notice or communication given pursuant to this Agreement shall be in writing, delivered in person or may be telegraphed, telexed, sent by facsimile transmission or United States certified, registered or express mail, Federal Express or other private courier, postage prepaid, return receipt requested in the event of delivery by mail. In the event notice shall be given by facsimile transmission an original of such notice shall simultaneously be deposited in United States mail, postage prepaid, or sent by Federal Express or other private courier, addressed as hereinafter required. Notices shall be given to the parties addressed as set forth in the first paragraph of the Agreement or at such other address as the parties may from time to time designate by notice hereunder. Notices shall be given when delivered personally, or when telegraphed, telexed or sent by facsimile transmission if sent during regular business hours of the recipient and if not, on the next following business day or if mailed, at midnight on the third business day after the date of mailing or if sent by Federal Express or by other private courier on the next following business day.

If  to  WLI:      Wireless  Links,  Inc.
                  Attention:  Joe  Shayovitch
                  1050  Wall  Street  Suite  320
                  Lyndhurst,  New  Jersey  07071
                  Facsimile  No.  201-531-9795

If to Power2Ship: Freight  Rate,  Inc.
                  Attention:  Richard  Hersh
                  10400  Griffin  Rd.,  Suite  101
                  Ft.  Lauderdale,  FL  33328

16. GENERAL

16.1. This Agreement, its interpretation and construction, and the remedies for its enforcement or breach are to be applied in accordance with the laws of the State of New Jersey.

16.2. Failure on any occasion by WLI or Power2Ship to enforce any term or condition of this Agreement shall not prevent or bar enforcement on any other occasion.

16.3. Neither party shall be deemed to be in default of any provision hereof or be liable for any delay, failure in performance or interruption of service resulting directly or indirectly from act of war, act of God, act of civil or military authority, civil disturbance or any other cause beyond its reasonable control.

16.4. The relationship between WLI and Power2Ship is that of independent contractors. Neither party, nor its agents or its employees shall be deemed to be the agent of the other party. Neither party shall have the right to bind the other party, transact any business in the other party's name or in its behalf or incur any liability for or on behalf of the other party.

16.5. Neither WLI nor Power2Ship shall intentionally disclose, and each party shall use reasonable efforts to prohibit, the unintentional disclosure to any third party of any confidential or proprietary information of the other party during the term of this Agreement and for a period of one (1) year thereafter.

16.6. The headings to the paragraphs of this Agreement are included merely for convenience of reference and shall not affect the meaning of the language included therein.

16.7. No provisions of this Agreement may be altered or amended unless such alteration or amendment is in writing and executed by duly authorized officers of both parties, except where otherwise specifically provided for in this Agreement.

16.8. The covenants contained in this Agreement which, by their terms, require or contemplate performance by the parties after the expiration or termination of this Agreement shall be enforceable notwithstanding said expiration or termination.

16.9. This Agreement (including all Exhibits hereto), constitutes the entire Agreement and understanding between the parties relating to the subject matter hereof, supersedes all other agreements, oral or written, heretofore made between the parties with respect to such subject matter, supersedes the standard terms and conditions in Power2Ship's purchase order form and WLI's quotation, invoice or acknowledgment form, and supersedes any other terms or conditions of purchase proposed by Power2Ship or WLI. This Agreement may not be assigned by either party without the prior written consent of the other party. If any provision in this Agreement should be held illegal or unenforceable, no other provision of this Agreement shall be affected.


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

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

Wireless  Links,  Inc.             Jaguar  Investments,  Inc.

By:                                By:
   -------------------------          -----------------------------
Its:                              Its:  Chief  Executive  Officer
    ------------------------           ----------------------------

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RH            JS                                                          Page 6

EXHIBIT A

                          PRODUCT WARRANTY INFORMATION


WARRANTY
A) HARDWARE LIMITED WARRANTY - WLI will provide a one year limited warranty for its hardware products as per the terms and conditions described in "Attachment B". The first year warranty starts with the date of shipment and terminates on the anniversary of the first year.

B) Extended limited warranty beyond the first year is available at the same terms and conditions described in "Attachment B ". The second year Limited warranty price will be determined between the parties based on the total number of units to be under warranty in a particular year.

- The Warranty is a limited warranty that does not cover damage caused by improper use, abuse or use for other than intended purposes. The Warranty does not cover LCD screen or batteries. See Attachment B, Limited Warranty for the Acknowledger(TM) and related accessories.

- The parties understand and agree that WLI does not warrant any part of the Peripheral equipment that is not sold directly by WLI

- Within 14 days from discovery of a defect, the Integrator shall notify WLI in writing of said defect. Said notice of defect shall contain a reasonably detailed description of the defect as determinable by the Integrator. Said notice shall also indicate the serial numbers of all Acknowledgers and the release levels of software in which the defect was discovered.

C) DEFECTIVE EQUIPMENT RETURN. Defective equipment will be returned promptly to WLI's repair centre at the Power2Ship cost. The integrator will return for repair products under warranty and will pay the shipping cost to WLI and will carry the risk of loss until the package has been delivered to WLI. WLI will pay the shipping cost back via standard "UPS ground" and will carry the risk of loss until the package is delivered to the integrator.

     For each unit, prior to return Power2Ship must send WLI a description of the problem including the serial number and date of shipping and date of purchase. Every return must have a Return Merchandise Authorisation number
     (RMA) as issued by WLI. Replacement or repaired units will be returned to the Integrator within 14 working days of receipt of a defective unit at WLI's cost.

D)   LIMITED WARRANTY OF LICENSED PROGRAMS.
     WLI warrants, for the benefit of the Integrator only, that at the time Integrator's license of Licensed Programs commences, WLI has the right and authority to license the Licensed Programs to Integrator, and the Licensed Programs conform in all material respects to any specifications supplied to Integrator in writing by WLI. WLI does not warrant that the Licensed Programs can be used without interruption or that they are error-free.

     Any implied warranties of the Licensed Software are LIMITED to one year starting from the date it was shipped to the integrator or starting with the date specified as the starting date in the leasing and / or purchase agreement with the Integrator. If the date is different then the shipping date to the integrator the integrator has to provide a copy of the agreement with the Integrator to verify the start of warranty.

E)   CORRECTIONS AND UPDATES OF LICENSED PROGRAMS.

     WLI shall maintain the accuracy of the Licensed Programs by making a reasonable attempt to correct any programming or database errors that Integrator brings to WLI attention. In addition, WLI from time to time may furnish Integrator with further releases of the Licensed Programs to provide corrections of significant programming or database errors and updates of database information. WLI obtains the information contained in the database of the Licensed Programs from established outside sources, and WLI makes every effort to keep the information up-to-date, but it cannot guarantee absolute accuracy and timeliness. After the expiration of the initial term of this Agreement, WLI shall provide any correction and update assistance only on mutually acceptable terms at WLI's customary rates then in effect. WLI reserves the right to make modifications and enhancements of the Licensed Programs (other than simple corrections and updates

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RH            JS                                                          Page 7

                                    EXHIBIT B
                                End User Warranty

        LIMITED WARRANTY FOR THE ACKNOWLEDGER(TM) AND RELATED ACCESSORIES
        -----------------------------------------------------------------
Wireless Links (WLI) warrants to the original end user purchaser ("You") that the Equipment will be free from defects in workmanship and materials ("Limited Warranty") for a period of one (1) year from the date of the purchase of the Equipment (the "Warranty Period"). This limited warranty does not apply to normal wear and tear and does not cover repair or replacement of Equipment damaged by misuse, accident, abuse, neglect, misapplication, alteration of any kind (including upgrades and expansions)' disaster or defects due to repairs or modifications made by anyone other than the Manufacturer or its authorized service representative. In addition, this limited warranty does not apply to physical damage of any nature whatsoever to the surface of the display, to the surface of the signature pad of the Equipment or to any data stored within the Equipment. WLI shall not have any liability whatsoever with respect to any data stored within the Equipment. Before returning any Equipment under this limited warranty, call WLI and request a return merchandise authorization number (RMA - number)' then ship the Equipment in the original packaging or its equivalent to the location designated by WLI accompanied by proof of purchase, a brief written explanation of the defects, the RMA Number and a return shipment address. WLI at its discretion will repair or replace the Equipment in accordance with the terms of this limited warranty and send it back to you. You are responsible for the cost of shipping the Equipment to the location designated by WLI and the risk of loss or damage in transit. WLI will bear the cost of return shipment to you and the risk of loss or damage during such return shipment.
REPAIR OR REPLACEMENT BY WLI AS PROVIDED IN THIS LIMITED WARRANTY IS YOUR EXCLUSIVE REMEDY UNDER THIS LIMITED WARRANTY. WLI SHALL NOT BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES. WLI DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY INCLUDING BUT NOT LIMITED TO, ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY WARRANTY ARISING OUT OF ANY PROPOSAL, SPECIFICATION OR SAMPLE. ANY SOFTWARE PROVIDED WITH THE EQUIPMENT IS PROVIDED UNDER A SEPARATE SOFTWARE LICENSE AGREEMENT.

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RH            JS                                                          Page 8

                                   EXHIBIT C-2
                       END-USER PROGRAM LICENSE AGREEMENT

WIRELESS  LINKS  (WLI)  SOFTWARE  LICENSE  AGREEMENT
----------------------------------------------------

Licensed Programs are provided solely in executable files and consist of the following programs: MidLink (WLI's middleware), MapLink, and all G3001 related programming tools,

1. RESERVATION OF TITLE. This Agreement does not provide the Power2Ship (you) with title or ownership of the Licensed Programs, but only a right of limited use of one copy per software package per license. The Licensed Programs are, and shall remain, the property of Wireless Links and certain third-party licensers who have authorized Wireless Links to incorporate their software into the System. Subject to a distribution agreement the Power2Ship (you) can redistribute the licensed products but you can't reproduce the Licensed Programs.

2. COPYRIGHT PROTECTION. Power2Ship acknowledges that the programs, software information, and user materials included in the Licensed Programs contain confidential information and trade secrets, which WLI(TM) has entrusted to Power2Ship in confidence to use only as expressly permitted by this Agreement. Power2Ship acknowledges that Wireless Links claims and reserves all rights and benefits afforded under federal law in the programs, database information, and user materials included in the Licensed Programs as copyrighted works.

3. PRESERVATION OF SECRECY AND CONFIDENTIALITY. Power2Ship shall protect the programs, database information, and user materials include din the Licensed Programs as confidential information and trade secrets. Power2Ship shall not, at any time, disclose such confidential information and trade secrets to any other person, firm, organization, or employee that does not (consistent with Power2Ship's right of use hereunder) need to obtain access to the Licensed Programs. Power2Ship shall devote its best efforts to ensure that all Power2Ship's personnel and all other persons afforded access to the Licensed Programs by Power2Ship protect the Licensed Programs as trade secrets and confidential information and refrain from any use of disclosure in any manner not expressly permitted by this Agreement. These restrictions shall not apply to information (1) generally know to the public of obtainable from public sources;
(2) readily apparent from the keyboard operation, visual display, or output reports of the Licensed Program; (3) previously in the possession of Power2Ship or subsequently developed or acquired without reliance on the Licensed programs; or (4) approved by WLI for release without restriction.

4. RESTRICTIONS ON USE OF LICENSED PROGRAMS. The programs, software information, and user materials included in the Licensed Programs may not be decompiled, reverse engineered, reprinted, transcribed, extracted, or reproduced, in whole or in part, without the prior written consent of WLI. Power2Ship shall not in any way modify or alter the Licensed Programs without the prior written consent of WLI.

5. SURVIVALS OF OBLIGATIONS; RETURN OF PROGRAMS. Power2Ship's obligations under this Agreement shall remain in effect for as long as Power2Ship continues to use the Licensed Programs. Power2Ship shall promptly return all materials and documentation relating to the Licensed Programs provided by WLI upon (1) termination of either this Agreement of Power2Ship's license of the Licensed Programs, for any reason, or (2) discontinuance or abandonment of Power2Ship's use or control of the Licensed Programs.

6. POWER2SHIP'S DATA FILES. Power2Ship is responsible for maintaining and storing in a safe and secure location backup copies of all data files Power2Ship may place in the System. In no event shall WLI(TM) be liable for loss or destruction of Power2Ship's data files for any reason.

7. LIMITED WARRANTY ON LICENSED PROGRAMS. WLI(TM) warrants, for the benefit of Power2Ship only, that at the time Power2Ship's license of Licensed Programs commences, WLI(TM) has the right and authority to license the Licensed Programs to Power2Ship, and the Licensed Programs conform in all material respects to any specification supplied to Power2Ship in writing by WLI(TM). WLI(TM) does not warrant that the Licensed Programs can be used without interruption or that they are error-free. Any implied warranties of the Licensed Software are LIMITED to one year starting from the date of purchase or for the period described in the contractual agreement with the Power2Ship. For best and fast service WLI recommends to Power2Ship to install on the server NT computer a modem fax with PC-Anywhere software and a dedicated phone line to allow WLI to dial in for routine maintenance.

8. CORRECTIONS AND UPDATES OF LICENSED PROGRAMS. WLI shall maintain the accuracy of the Licensed Programs by using its best endeavors to correct any programming or database errors that Power2Ship brings to WLI(TM)'s attention. In addition, during the warranty period and/or duration of this agreement WLI from time to time may furnish Power2Ship with further releases of the Licensed Programs to provide corrections of significant programming or software errors. After the expiration of this agreement, WLI shall provide any correction and update assistance only on mutually acceptable terms at WLI's customary rates then in effect. WLI(TM) reserves the right to make optional modifications and enhancements of the Licensed Programs (other than simple corrections and updates) available only at additional charges.

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RH            JS                                                          Page 9

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